As filed with the Securities and Exchange Commission on November 21, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Standard Management Corporation

(Exact name of registrant as specified in its charter)

Indiana	35-1773567

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10689 North Pennsylvania Street, Indianapolis, Indiana 46280

(Address of Principal Executive Offices) (Zip Code)

2002 Stock Incentive Plan

(Full Title of the Plan)

Stephen M. Coons, Executive Vice President and General Counsel
Standard Management Corporation
10689 North Pennsylvania Street
Indianapolis, Indiana
(317) 574-6200

(Name, address, telephone number, including
area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share(2)	Price(2)	Registration Fee

Common stock, no par value(1)	990,000 shares	$2.975	$2,945,250	$276.00

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2002 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based upon the average of the high and low reported prices of the common stock on the Nasdaq National Market on November 15, 2002.

Part II
SIGNATURES
Exhibit Index
EX-5.1 OPINION OF STEPHEN M. COONS
EX-23.1 CONSENT OF ERNST & YOUNG LLP
EX-23.2 CONSENT OF KPMG AUDIT

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Standard Management pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents:

1.	Standard Management’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2.	Standard Management’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

3.	The description of Standard Management’s common stock contained in Standard Management’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

Item 5. Interests of Named Experts and Counsel.

     The validity of the common stock registered hereby will be passed upon by Stephen M. Coons, Executive Vice President and General Counsel of Standard Management. Mr. Coons owns shares of Standard Management common stock and holds options to purchase shares of Standard Management common stock in an amount which does not exceed 4% of Standard Management’s outstanding shares of common stock.

Item 6. Indemnification of Directors and Officers.

     The Indiana Business Corporation Law permits an Indiana corporation to indemnify its directors and officers from liability for their conduct if such conduct was made in good faith with the reasonable belief that such conduct was in the corporation’s best interest. If the individual was not acting in his or her official capacity with the corporation, then indemnification is permitted for good faith conduct made with the reasonable belief that such conduct was at least not opposed to the best interest of the corporation. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer, who is wholly successful in the defense of any proceeding to which the director or officer is a party by virtue of being a director or officer of the corporation, against reasonable expenses incurred in connection with the proceeding. Indemnification can be made in advance of the final disposition of a proceeding if certain procedural requirements are met. An Indiana corporation is permitted to purchase and maintain insurance on behalf of directors and officers against liability asserted against them in that capacity or arising from an individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Indiana Business Corporation Law. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation or by-laws.

     The articles of incorporation of Standard Management provide for the indemnification of directors and officers against reasonable expenses actually incurred, except in relation to any action in which it is finally adjudged that the director or officer is liable for willful misconduct or recklessness in

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the performance of corporate duties. In addition, indemnification is permitted for amounts paid by directors or officers upon judgment and the reasonable costs of settlement of any such action, if a majority of a disinterested committee of our board determines that such payment or settlement is in our interest and that the director or officer to be reimbursed did not engage in any act constituting willful misconduct or recklessness in the performance of corporate duties.

     Our bylaws provide for indemnification of directors and officers to the fullest extent available under then applicable law.

     We have entered into separate indemnification agreements with some of our directors that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors, to the maximum extent permitted under the Indiana Business Corporation Law.

Item 8. Exhibits.

     The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Standard Management’s Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1996)

4.2	Amended and Restated Bylaws of Standard Management as amended (incorporated by reference to Standard Management’s Registration Statement on Form S-1 (Registration No. 33-53370) as filed with the Commission on January 27, 1993 and to Exhibit 3 of Standard Management’s Quarterly Report on Form 10-Q (File No. 0-20882) for the quarter ended September 30, 1994)

5.1	Opinion of Stephen M. Coons, Executive Vice President and General Counsel of Standard Management.

10.1	Standard Management Corporation 2002 Stock Incentive Plan (incorporated by reference to Standard Management’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 26, 2002 (File No. 0-20882)

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG Audit

23.3	Consent of Stephen M. Coons, Executive Vice President and General Counsel of Standard Management (contained in his opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 21st day of November, 2002.

STANDARD MANAGEMENT CORPORATION

By: /s/ Ronald D. Hunter

Ronald D. Hunter Chairman and Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald D. Hunter and Stephen M. Coons and each of them (with full power of each of them to act alone), his attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements pursuant to Rule 462 under the Securities Act or any other instruments he deems necessary or appropriate, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald D. Hunter Ronald D. Hunter	Chairman, Chief Executive Officer and Director	November 21, 2002

/s/ P. B. (“Pete”) Pheffer P. B. (“Pete”) Pheffer	President and Chief Financial Officer	November 21, 2002

/s/ Gerald R. Hochgesang Gerald R. Hochgesang	Senior Vice President and Treasurer (Chief Accounting Officer)	November 21, 2002

/s/ Stephen M. Coons Stephen M. Coons	Director	November 21, 2002

/s/ Robert A. Borns Robert A. Borns	Director	November 21, 2002

/s/ Martial R. Knieser Martial R. Knieser	Director	November 21, 2002

/s/ Robert J. Salyers Robert J. Salyers	Director	November 21, 2002

/s/ James H. Steane II James H. Steane II	Director	November 21, 2002

Exhibit Index

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Standard Management’s Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1996)

4.2	Amended and Restated Bylaws of Standard Management as amended (incorporated by reference to Standard Management’s Registration Statement on Form S-1 (Registration No. 33-53370) as filed with the Commission on January 27, 1993 and to Exhibit 3 of Standard Management’s Quarterly Report on Form 10-Q (File No. 0-20882) for the quarter ended September 30, 1994)

5.1	Opinion of Stephen M. Coons, Executive Vice President and General Counsel of Standard Management.

10.1	Standard Management Corporation 2002 Stock Incentive Plan (incorporated by reference to Standard Management’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 26, 2002 (File No. 0-20882)

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG Audit

23.3	Consent of Stephen M. Coons, Executive Vice President and General Counsel of Standard Management (contained in his opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)